FERRO ANNOUNCES MARRAN OGILVIE JOINS ITS BOARD OF DIRECTORS

CLEVELAND, OH – October 19, 2017 – Ferro Corporation (NYSE: FOE) today announced the appointment of Marran Ogilvie to its Board of Directors.  Ms. Ogilvie has more than 20 years of executive management and financial experience across a diverse set of business environments, including growth-oriented international businesses.

“We are looking forward to Marran’s contributions as we continue to advance our Value Creation Strategy,” said Peter T. Thomas, Chairman, President and Chief Executive Officer of Ferro.  “Her work on other public company boards and breadth of experience both as a chief operating officer and general counsel of a high-growth company, along with her proven international finance and strategy work, align with our objective of sustaining the highly profitable growth we have achieved in recent years.”

Ms. Ogilvie, who is 49, was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer and General Counsel.  Following the merger, Ms. Ogilvie served as Chief of Staff at Cowen Group, Inc. until 2010.

Ms. Ogilvie has served since 2015 as a director of Four Corners Property Trust, Inc., a real estate investment trust, and LSB Industries, Inc., a chemical manufacturing company, and since 2012 as a director for the Korea Fund, a closed-end investment company.

Ms. Ogilvie earned a B.A. from the University of Oklahoma and a J.D. from the St. John’s University School of Law.

About Ferro

Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based functional coatings and color solutions.  Ferro supplies functional coatings for glass, metal, ceramic and other substrates and color solutions in the form of specialty pigments and colorants for a broad range of industries and applications.  Ferro products are sold into the building and construction, automotive, electronics, industrial products, household furnishings and appliance markets.  The Company’s reportable segments include:  Performance Coatings (metal and ceramic coatings), Performance

Colors and Glass (glass coatings), and Color Solutions.  Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,300 associates globally and reported 2016 sales of $1.15 billion.

# # #

Contacts

Investors:

Kevin Cornelius Grant, 216-875-5451

Head of Investor Relations

kevincornelius.grant@ferro.com

Media:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com